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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We do hereby consent the reference to our firm under the caption "Experts" in this Registration Statement on Form S-4 and to the use in such Registration Statement of our report dated December 19, 2003, relating to the balance sheets of Stratus Services Group, Inc. as of September 30, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows and comprehensive income for each of the three years in the period ended September 30, 2003 and the related financial statement schedule II of Stratus Services Group, Inc.

/s/ AMPER, POLITZINER & MATTIA P.C.

February 12, 2004 Edison, New Jersey

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CONSENT OF INDEPENDENT ACCOUNTANTS